                                                                 EXHIBIT 11
                        ROBERTSON-CECO CORPORATION
        COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE (CONTINUED)
        -----------------------------------------------------------
                   (Thousands, except per share amounts)
                                (Unaudited)


                                                         Three Months Ended
                                                         March 31
                                                         --------------------
                                                   1994        1993
                                                 -------        --------
FULLY DILUTED:
   Income (loss) from
     continuing operations . . . . . . . . . .  $ (5,511)    $ (8,615)
   Less dividends on preferred
     stock . . . . . . . . . . . . . . . . . .       -             56
                                                --------     --------
     Total fully diluted earnings (loss) . . .  $ (5,511)    $ (8,671)
                                                ========     ========

   Total Average Shares, assuming full
     dilution. . . . . . . . . . . . . . . . .    15,773          881
                                                ========     ========

   Fully diluted earnings (loss) per
     common share. . . . . . . . . . . . . . .  $   (.35)    $  (9.85)
                                                ========     ========


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